                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-107676

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated January 13, 2004)

                                9,274,314 Shares

                         (DENBURY RESOURCES INC. LOGO)

                             DENBURY RESOURCES INC.

                                  Common Stock

--------------------------------------------------------------------------------

The selling shareholders named in this prospectus supplement are selling 9,274,314 shares of common stock of Denbury Resources Inc. We will not receive any of the proceeds from the sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol "DNR." On March 22, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $15.58 per share.

Investing in the shares involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus.

                                                              PER SHARE       TOTAL
                                                              ---------    ------------
Price to public.............................................   $15.17      $140,691,343
Underwriting discounts and commissions......................   $ 0.15      $  1,391,147
Proceeds, before expenses, to selling shareholders..........   $15.02      $139,300,196

Denbury has agreed to pay expenses incurred by the selling shareholders in connection with this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers expects to deliver the shares on or about March 26, 2004.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

March 22, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-1
Risk Factors................................................   S-4
Use of Proceeds.............................................  S-10
Selling Shareholders........................................  S-10
Underwriting................................................  S-11
Legal Matters...............................................  S-12
Glossary....................................................  S-13

                            PROSPECTUS
About This Prospectus.......................................     i
Where You Can Find More Information.........................     i
Risk Factors................................................     1
Forward-Looking Statements..................................     2
The Company.................................................     3
Use of Proceeds.............................................     4
Description of Capital Stock................................     4
Selling Shareholders........................................     6
Plan of Distribution........................................     7
Legal Opinions..............................................     8
Experts.....................................................     8

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives a general description of the common stock held by the selling shareholders. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The selling shareholders are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. When used in this prospectus supplement, the terms "we," "our" and "us" except as otherwise indicated or as the context otherwise indicates, refer to Denbury Resources Inc. and its subsidiaries. Oil and natural gas terms used in this prospectus supplement are defined in the "Glossary" section.

                                  THE COMPANY

     We are an independent oil and natural gas company engaged in acquisition, development and exploration activities in the U.S. Gulf Coast region. We are the largest producer of oil and natural gas in Mississippi and have significant operations onshore Louisiana and in the offshore Gulf of Mexico. Our strategy is to increase the value of our properties in our core areas through a combination of acquisitions, exploitation, drilling and proven engineering extraction processes, including secondary (waterflood) and tertiary (carbon dioxide or CO(2) injection) recovery techniques.

     We believe that CO(2) flooding is the most efficient tertiary recovery mechanism for crude oil. Our ownership of critical CO(2) assets, our dominant position as the largest producer in Mississippi and our inventory of prospects have positioned us to increase our reserves there at attractive finding costs. In our CO(2) operations in Mississippi, we believe that there are significant additional reserves in fields controlled by us along our CO(2) pipeline in addition to our proved reserves in this area.

     We have a well-balanced portfolio of development, exploitation and exploration projects, including long-lived oil and shorter-lived natural gas properties. We operate our largest fields, which gives us a significant advantage through being able to control our cost structure and the timing of major operational decisions. A key to our growth has been our strategy of exploitation and development of acquired properties, with a goal of doubling the reserves in place at the time of acquisition.

     As of December 31, 2003, we had estimated proved reserves of 128.2 MMBOE, with a PV-10 Value of $1.57 billion. Of these proved reserves, 61% are proved developed and 29% are natural gas. Our fourth quarter 2003 average production was 34,590 BOE/d, which was 55% oil and 45% natural gas. From December 31, 1999 through December 31, 2003, we had a 12% compounded annual growth rate in net asset value per share, based on the year-end PV-10 Value of our proved reserves using constant prices of $27.50 per barrel of oil and $4.50 per Mcf of natural gas in each period. We are continuing to focus upon growth in our net asset value per share, through both debt reduction and increases in our reserve value using constant prices.

     We manage our operations and financial resources conservatively to enable us to execute our business plan over the entire commodity price cycle. Our goal is to maintain a ratio of debt to operating cash flow of not more than approximately 2.0 to 1.0. We hedge a portion of our commodity price risk to help protect a base level of cash flow for budgeted capital expenditures and projected economics of properties we acquire.

     Effective December 29, 2003, we completed a tax-free internal reorganization to form a holding company structure. The reorganization did not affect our listing on the NYSE, nor did it affect our shareholders' proportional ownership of us, their stock certificates or their rights and interests in us.

  2003 RESULTS AND RECENT DEVELOPMENTS

     Our earnings for 2003 were $56.6 million or $1.05 per share, a 21% increase over 2002 net income of $46.8 million or $0.88 per share. For 2003, higher commodity prices more than offset a 2% decline in production and higher operating expenses, resulting in a 24% increase in cash flow from operations as compared to 2002. Finding costs and the related depreciation and amortization expense on a per BOE basis increased in 2003 because of higher expenditure levels in 2003 than in 2002 in the offshore Gulf of Mexico, which typically has higher finding costs, and because some of our higher potential exploration targets failed to materialize. Our finding and development costs related to our tertiary operations were relatively low (just over $5.00 per BOE for 2003 including the related future development costs), but they were not sufficient to offset the higher finding and development costs of the offshore and other natural gas properties.

     In March 2004, we hired an investment banker to assist us with the sale of our offshore Gulf of Mexico operations to better focus on our core operations, particularly our tertiary recovery properties. No buyer has been identified as yet, and if the sales price is less than anticipated, we may withdraw the sales package. As of December 31, 2003, our offshore properties that we intend to sell included interests in 81 producing wells, which had average daily production during 2003 of 45.5 million cubic feet of natural gas equivalent per day ("MMcfe/d"), although with our recent well completions offshore, production for January and February averaged just over 50 MMcfe/d. As of December 31, 2003, we had 96.1 Bcfe of proved reserves offshore.

     Our principal executive office is located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024 and our telephone number is 972-673-2000.

                                  THE OFFERING

Common stock offered by the
selling shareholders:            9,274,314 shares

Common stock outstanding on
March 15, 2004:                  54.5 million shares(1)

Use of proceeds:                 We will not receive any of the proceeds from
                                 the sale of shares by the selling shareholders.
                                 The selling shareholders will receive all net proceeds from the sale of shares of our common stock offered in this prospectus supplement.

New York Stock Exchange
symbol:                          DNR
---------------

(1) As of March 15, 2004, options to acquire approximately 5.9 million shares of common stock at a weighted average exercise price of $10.12 per share were outstanding.

                                  RISK FACTORS

     There are a number of risks associated with investing in Denbury and in our industry. You should consider carefully the following risk factors, in addition to the risk factors and other information contained in this prospectus supplement, in the accompanying prospectus and in the documents that are incorporated by reference, before you decide to purchase our stock.

OIL AND NATURAL GAS PRICES ARE VOLATILE. A SUBSTANTIAL DECREASE IN OIL AND NATURAL GAS PRICES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Our future financial condition, results of operations and the carrying value of our oil and natural gas properties depend primarily upon the prices we receive for our oil and natural gas production. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current world geopolitical conditions. Our cash flow from operations is highly dependent on the prices that we receive for oil and natural gas. This price volatility also affects the amount of our cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we are able to borrow or have outstanding under our bank credit facility is subject to semi-annual redeterminations based on current prices at the time of redetermination. In the short-term, our production is relatively balanced between oil and natural gas, but long-term, oil prices are likely to affect us more than natural gas prices because approximately 71% of our reserves are oil. The prices for oil and natural gas are subject to a variety of additional factors that are beyond our control. These factors include:

     - the level of consumer demand for oil and natural gas;

     - the domestic and foreign supply of oil and natural gas;

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

     - the price of foreign oil and natural gas;

     - domestic governmental regulations and taxes;

     - the price and availability of alternative fuel sources;

     - weather conditions;

     - market uncertainty;

     - political conditions or hostilities in oil and natural gas producing regions, including the Middle East; and

     - worldwide economic conditions.

     These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. If the oil and natural gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned expenditures.

WE COULD INCUR A WRITE-DOWN OF THE CARRYING VALUES OF OUR PROPERTIES IN THE FUTURE DEPENDING ON OIL AND NATURAL GAS PRICES, WHICH COULD NEGATIVELY IMPACT OUR NET INCOME.

     Under the full cost method of accounting, SEC accounting rules require us to review the carrying value of our oil and gas properties on a quarterly basis for possible write-down or impairment. Under these rules, capitalized costs of proved reserves may not exceed a ceiling calculated at the present value of estimated future net revenues from those proved reserves, determined using a 10% per year discount and unescalated prices in effect as of the end of each fiscal quarter (PV-10 Value). Capital costs in excess of the ceiling must be permanently written down. The changes in oil and natural gas prices have a significant impact on our

PV-10 Value, and thus a decline in prices could cause a write-down which would negatively affect our net income.

OUR PRODUCTION WILL DECLINE IF OUR ACCESS TO SUFFICIENT AMOUNTS OF CARBON DIOXIDE IS LIMITED.

     The crude oil production from our tertiary recovery projects depends on our having access to sufficient amounts of CO(2). Our ability to produce this oil would be hindered if our supply of CO(2) were limited due to problems with our current CO(2) producing wells and facilities, including compression equipment, or catastrophic pipeline failure. Our anticipated future production growth is also dependent on our ability to increase the production volumes of CO(2). If our crude oil production were to decline, it could have a material adverse effect on our financial condition and results of operations.

ESTIMATING OUR RESERVES, PRODUCTION AND FUTURE NET CASH FLOW IS DIFFICULT TO DO WITH ANY CERTAINTY.

     Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors, such as future commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. There are numerous uncertainties about when a property may have proved reserves as compared to potential or probable reserves, particularly relating to our tertiary recovery operations. Actual results most likely will vary from our estimates. Also, the use of a 10% discount factor for reporting purposes, as prescribed by the SEC, may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our reserves to be overstated.

     The reserve data included in documents incorporated by reference represent only estimates. You should not assume that the present values referred to in this prospectus supplement and other documents incorporated by reference represent the current market value of our estimated oil and natural gas reserves. In accordance with requirements of the SEC, the estimates of present values are based on prices and costs as of the date of the estimates. Actual future prices and costs may be materially higher or lower than the prices and cost as of the date of the estimate.

     At December 31, 2003, approximately 39% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and may require successful drilling operations. The reserve data assumes that we can and will make these expenditures and conduct these operations successfully, but these assumptions may not be accurate, and this may not occur.

OUR FUTURE PERFORMANCE DEPENDS UPON OUR ABILITY TO FIND OR ACQUIRE ADDITIONAL OIL AND NATURAL GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE AND HAVING THE CAPITAL RESOURCES TO DEVELOP THESE RESERVES.

     Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. We historically have replaced reserves through both drilling and acquisitions. We may not be able to continue to replace reserves at acceptable costs. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to maintain or expand our oil and natural gas reserves if cash flows from operations are reduced, due to lower oil or natural gas prices or otherwise, or if external sources of capital become limited or unavailable. Further, the process of using CO(2) for tertiary recovery and the related infrastructure requires significant capital investment, often one to two years prior to any resulting production and cash flows from these projects, heightening potential capital constraints. If we do not continue to make significant capital expenditures, or if our outside capital resources become limited, we may not be able to maintain our growth rate. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas reserves will be encountered. Exploratory drilling involves more risk than development drilling because exploratory drilling is designed to test formations for which proved reserves have not been discovered.

OUR FAILURE, IN THE LONG TERM, TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY COULD REDUCE OUR EARNINGS AND SLOW OUR GROWTH.

     Acquisitions are an essential part of our long-term growth strategy, and our ability to acquire additional properties on favorable terms is key to our long-term growth. There is intense competition for acquisition opportunities in our industry. The level of competition varies depending on numerous factors. Depending on conditions in the acquisition market, it may be difficult or impossible for us to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our long-term growth strategy may be hindered if we are not able to obtain financing or regulatory approvals. Our ability to grow through acquisitions and manage growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

THERE ARE RISKS IN ACQUIRING OIL AND NATURAL GAS PROPERTIES.

     Our long-term business strategy includes growing our reserve base through acquisitions. We are continually identifying and evaluating acquisition opportunities such as our August 2002 COHO acquisition and the acquisition of Matrix Oil and Gas, Inc. in 2001. However, the magnitude of these acquisitions, together with the inherent difficulty in evaluating the acquired properties and forecasting reserves, may result in our inability to achieve or maintain targeted production levels. In that case, our ability to realize the total economic benefit from an acquisition may be reduced or eliminated.

     The acquisition of oil and gas properties involves uncertainties and requires an assessment of several factors, including recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are necessarily inexact, and it is generally not possible to review in detail every individual property involved in an acquisition. We generally assume preclosing liabilities and often are not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Often, we acquire interests in properties on an "as is" basis with limited or no remedies for breaches of representations and warranties. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploration projects. We will not be able to assure you that our acquisitions will achieve desired profitability objectives. We may assume cleanup or reclamation obligations in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

     Acquisitions may involve a number of other special risks, including:

     - diversion of management attention from existing operations;

     - unexpected losses of key employees, customers and suppliers of the acquired business;

     - conforming the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations; and

     - increasing the scope, geographic diversity and complexity of our operations.

OIL AND NATURAL GAS DRILLING AND PRODUCING OPERATIONS INVOLVE VARIOUS RISKS.

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. There can be no assurance that new wells drilled by us will be productive or that we will recover all or any portion of our investment in such wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting drilling, operating and other costs. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Further, our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including:

     - unexpected drilling conditions;

     - title problems;

     - pressure or irregularities in formations;

     - equipment failures or accidents;

     - adverse weather conditions;

     - compliance with environmental and other governmental requirements; and

     - cost of, or shortages or delays in the availability of, drilling rigs, equipment and services.

     Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, release of contaminants into the environment and other environmental hazards and risks.

     The nature of these risks is such that some liabilities could exceed our insurance policy limits, or, as in the case of environmental fines and penalties, cannot be insured. We could incur significant costs that could have a material adverse effect upon our financial condition due to these risks.

     Our CO(2) tertiary recovery projects require a significant amount of electricity to operate the facilities. If these costs were to increase significantly, it could have a material adverse effect upon the profitability of these operations.

WE ARE SUBJECT TO COMPLEX FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Exploration for and development, exploitation, production and sale of oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. In addition, in connection with the Matrix acquisition, we acquired several offshore properties which are regulated by the Minerals Management Service of the U.S. Department of Interior. Accordingly, our offshore properties will undergo more frequent on-site governmental reviews and will be subject to a greater number of compliance procedures, which could result in increased compliance or operating costs or production being delayed or suspended.

     Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection, reports concerning operations, and taxation. Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, reclamation costs, remediation and clean-up costs and other environmental damages.

SHORTAGES OF OIL FIELD EQUIPMENT, SERVICES AND QUALIFIED PERSONNEL COULD REDUCE OUR CASH FLOW AND ADVERSELY AFFECT RESULTS OF OPERATIONS.

     The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. There have also been shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. We cannot be certain when we will experience these issues and these types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results or restrict our ability to drill those wells and conduct those operations which we currently have planned and budgeted.

WE DEPEND ON OUR KEY PERSONNEL.

     We believe our continued success depends on the collective abilities and efforts of our senior management. The loss of one or more key personnel could have a material adverse effect on our results of operations. We do not have any employment agreements and do not maintain any key man life insurance policies. Additionally, if we are unable to find, hire and retain needed key personnel in the future, our results of operations could be materially and adversely affected.

AFTER THIS OFFERING, REPRESENTATIVES OF THE TEXAS PACIFIC GROUP WILL HAVE THE ABILITY TO BLOCK SIGNIFICANT TRANSACTIONS OR CORPORATE ACTIONS.

     Representatives of the Texas Pacific Group currently hold three of eight seats on our board of directors, and two of their representatives have been nominated to stand for election to a reduced six-member board at our upcoming annual meeting scheduled for May 12, 2004. Our certificate of incorporation requires a two-thirds majority vote by the board of directors on many significant transactions, including amending our charter or bylaws, issuing equity securities, creating any series of preferred stock, issuing debt in excess of 10% of our assets, making acquisitions or dispositions with a purchase price in excess of 20% of our assets, or increasing or decreasing the size of our board. As a result of these provisions of our certificate of incorporation, representatives of the Texas Pacific Group now have, and after our upcoming annual meeting likely will still have, a significant influence on our business and affairs and possess the potential ability to join with another director to block future transactions, issuances of securities or changes in our organizational documents.

OUR LEVEL OF INDEBTEDNESS MAY ADVERSELY AFFECT OPERATIONS AND LIMIT OUR GROWTH.

     As of March 22, 2004, we had approximately $140 million of borrowing capacity available under our bank credit facility at the current borrowing base of $220 million. The next semi-annual redetermination of the borrowing base will be on April 1, 2004. Our bank borrowing base is adjusted at the banks' discretion and is based in part upon external factors over which we have no control. In the event our then redetermined borrowing base is less than our outstanding borrowings under the facility, we will be required to repay the deficit over a period of six months. We may also incur additional indebtedness in the future under our bank credit facility in connection with our acquisition, development, exploitation and exploration of oil and natural gas producing properties.

     As of December 31, 2003 our long-term debt comprised approximately 40% of our total capitalization (excluding accumulated other comprehensive loss included in stockholders' equity on our balance sheet).

     If oil and natural gas prices were to decline significantly, particularly for an extended period of time, our degree of leverage could increase substantially. This could have important consequences to shareholders, including but not limited to, reduced cash flow, which could reduce our capital expenditures, our future production growth, our ability to borrow funds, and increase our vulnerability to general economic conditions.

OUR USE OF HEDGING ARRANGEMENTS COULD RESULT IN FINANCIAL LOSSES OR REDUCE OUR INCOME.

     To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements expose us to risk of financial loss in some circumstances, including when:

     - production is less than expected;

     - the counter-party to the hedging contract defaults on its contract obligations (as was the case with respect to our hedges placed in 2001 with an Enron subsidiary as counter-party, which resulted in our suffering a loss); or

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas.

THE LOSS OF MORE THAN ONE OF OUR LARGE OIL AND NATURAL GAS PURCHASERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     For the year ended December 31, 2003, two purchasers each accounted for more than 10% of our oil and natural gas revenues and in the aggregate, for 28% of these revenues. A loss of these purchasers could have a material adverse effect on the prices that we are able to obtain on our production.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders will receive all net proceeds from the sale of shares of our common stock offered in this prospectus supplement.

                              SELLING SHAREHOLDERS

     The following table sets forth information concerning ownership of our capital stock as of March 15, 2004 by each selling stockholder. As of March 15, 2004, there were approximately 54.5 million shares of our common stock outstanding. The percentages shown below reflect the selling shareholders' ownership of our issued and outstanding common stock.

                                                                                      SHARES OWNED
                                                                                   IMMEDIATELY AFTER
                                           SHARES OWNED AS OF                      SALE OF ALL SHARES
                                             MARCH 15, 2004                          TO BE OFFERED
                                         -----------------------                  --------------------
                                                     PERCENT OF    SHARES TO BE            PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)   SHARES     OUTSTANDING     OFFERED      SHARES   OUTSTANDING
---------------------------------------  ---------   -----------   ------------   ------   -----------
TPG Partners, L.P. ....................  2,696,861       4.9%       2,696,861         0          0%
TPG Parallel I, L.P. ..................    268,762         *          268,762         0          0%
TPG Investors II, L.P. ................    560,682       1.0%         560,682         0          0%
TPG Parallel II, L.P. .................    366,813         *          366,813         0          0%
TPG Partners II, L.P. .................  5,375,140       9.9%       5,375,140         0          0%
TPG 1999 Equity Partners II, L.P. .....      6,056         *            6,056         0          0%
                                         ---------      ----        ---------      ----       ----
Texas Pacific Group Totals.............  9,274,314      17.0%       9,274,314         0          0%
                                         =========      ====        =========      ====       ====

---------------

 *  Less than one percent

(1) TPG Advisors, Inc. is the sole general partner of TPG GenPar, L.P., which in turn is the sole general partner of TPG Partners, L.P. and TPG Parallel I, L.P. TPG Advisors II, Inc. is the sole general partner of TPG 1999 Equity Partners II, L.P. and TPG GenPar II, L.P., which in turn is the sole general partner of TPG Investors II, L.P., TPG Parallel II, L.P., and TPG Partners II, L.P. Messrs. David Bonderman, a former director of Denbury, William Price, a director of Denbury and James Coulter are the sole directors and shareholders of TPG Advisors, Inc. and TPG Advisors II, Inc. The address for all of the selling shareholders listed above is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

     As of March 15, 2004, TPG held approximately 17% of our outstanding common stock, and representatives of TPG occupied three of eight seats on our board of directors, giving them significant influence over our corporate and management polices and enough voting power on our board of directors to veto actions requiring two-thirds board approval, such as mergers, consolidations, sales of all or substantially all of our assets, asset purchases and equity or debt issuances. Since December 1995, TPG has made four separate investments in our common stock.

                                  UNDERWRITING

     We and the selling shareholders have entered into an underwriting agreement with Lehman Brothers Inc. ("Lehman Brothers"), as underwriter, with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, the selling shareholders have agreed to sell to Lehman Brothers, and Lehman Brothers has agreed to purchase from the selling shareholders, the 9,274,314 shares of common stock offered hereby. The underwriting agreement provides that the obligations of the underwriter are subject to conditions that the underwriter will purchase all of the shares of common stock offered hereby, if any of these shares are purchased.

COMMISSIONS AND EXPENSES

     We have been advised by the underwriter that it proposes to offer the shares directly to the public at the price to public presented on the cover of this prospectus supplement and to selected dealers at the offering price less a selling concession not in excess of $0.09 per share. After the offering, the underwriter may change the public offering price and other offering terms.

     The following table summarizes the underwriting discounts and commissions the selling shareholders will pay to the underwriter. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays the selling shareholders for the shares.

Per share........................................       $0.15
Total............................................  $1,391,147

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $125,000. We have agreed to pay expenses incurred in connection with the offering that are customarily paid by the registering company. We will not pay any underwriting discounts or commissions.

NEW YORK STOCK EXCHANGE LISTING

     Our common stock is traded on the New York Stock Exchange under the symbol "DNR."

ELECTRONIC DISTRIBUTIONS

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by Lehman Brothers and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Lehman Brothers may agree with the selling shareholders to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by Lehman Brothers on the same basis as other allocations.

     Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on Lehman Brothers' or any selling group member's Web site and any information contained in any other Web site maintained by Lehman Brothers or a selling group member is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which they form a part, has not been approved and/or endorsed by us or Lehman Brothers or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

STAMP TAXES

     Purchasers of the shares of our common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering prices described on the cover of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

STABILIZATION AND SHORT POSITIONS

     In connection with this offering, the underwriter may engage in over-allotment, stabilizing transactions and covering transactions, or purchases for the purpose of pegging, fixing or maintaining the price of the shares of common stock offered hereby, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

     - Over-allotment involves sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The underwriter may close out any short position by purchasing shares of common stock in the open market.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover short positions.

     These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

     Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

INDEMNIFICATION

     We and the selling shareholders have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of these liabilities.

                                 LEGAL MATTERS

     The validity of the shares of common stock to be sold in the offering will be passed upon for us by our counsel, Jenkens and Gilchrist, A Professional Corporation, Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriter by Andrews Kurth LLP, Houston, Texas.

                                    GLOSSARY

     The terms defined in this section are used throughout this prospectus supplement:

Bbl One stock tank barrel of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcfe One billion cubic feet of natural gas equivalent using the ratio of one barrel of crude oil, condensate of natural gas liquids to 6Mcf of natural gas.

BOE One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6Mcf of natural gas.

BOE/d                            BOEs produced per day.

Mcf                              One thousand cubic feet of natural gas.

MMBOE                            One million BOEs.

MMcfe/d One million cubic feet of natural gas equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6Mcf of natural gas produced per day.

PV-10 Value                      When used with respect to oil and natural gas
                                 reserves, PV-10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the Securities and Exchange
                                 Commission.

Proved Developed Reserves        Reserves that can be expected to be recovered
                                 through existing wells with existing equipment and operating methods.

Proved Reserves                  The estimated quantities of crude oil, natural
                                 gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved Undeveloped Reserves      Reserves that are expected to be recovered from
                                 new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

PROSPECTUS

                               17,274,314 SHARES

                         (DENBURY RESOURCES INC. LOGO)

                             DENBURY RESOURCES INC.

                                  COMMON STOCK

     The selling shareholders named in this prospectus may sell up to 17,274,314 shares of common stock of Denbury from time to time under this prospectus. Denbury will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

     We will provide specific terms of offerings of common stock hereunder in supplements to this prospectus, which will include the initial offering price, aggregate amount of the offering, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of these common stock. You should read this prospectus and any supplement carefully before you invest.

     Our common stock is traded on the New York Stock Exchange under the symbol "DNR."

     This prospectus may not be used to sell common stock unless accompanied by a supplement to this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 13, 2004

     You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of this common stock in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    i
Where You Can Find More Information.........................    i
Risk Factors................................................    1
Forward-Looking Statements..................................    2
The Company.................................................    3
Use of Proceeds.............................................    4
Description of Capital Stock................................    4
Selling Shareholders........................................    6
Plan of Distribution........................................    7
Legal Opinions..............................................    8
Experts.....................................................    8

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, one or more selling shareholders may resell up to 17,274,314 shares of our common stock that they own in one or more offerings. In addition, a separate prospectus for the Company has been included in this registration statement under which the Company may sell up to $150 million of securities described in that prospectus. This prospectus provides you with a general description of the common stock such selling shareholders may offer. Each time the selling shareholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

     As used in this prospectus, "Denbury," "we," "us," and "our" refer to Denbury Resources Inc. and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. You may view our reports electronically at the SEC's Internet site at http://www.sec.gov, or at our own website at http://www.denbury.com.

     This prospectus constitutes part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the common stock we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference (excluding any information furnished pursuant to Item 9 or Item 12 of any Report on Form 8-K) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the common stock covered by this prospectus:

          1. Our Annual Report on Form 10-K for the year ended December 31,
     2002;

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;

          3. The description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A filed on April 21, 1999, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description;

          4. Current Reports on Form 8-K dated March 11, 2003, March 17, 2003, March 19, 2003, May 1, 2003, July 31, 2003, August 12, 2003, and September
     22, 2003; and

          5. Information under the caption "Security Ownership of Certain Beneficial Owners and Management" on pages 13 and 14 of our Definitive Proxy Statement dated April 11, 2003.

     You may request a copy of these filings at no cost, by writing or telephoning Phil Rykhoek, Senior Vice President and Chief Financial Officer, Denbury Resources Inc., 5100 Tennyson Pkwy., Ste. 3000, Plano, Texas 75024, phone: (972) 673-2000.

                                  RISK FACTORS

     There are a number of risks associated with investing in Denbury and in our industry. You should carefully review the more detailed description of risk factors contained in the supplement to this prospectus.

STEEP OR PROLONGED DROPS IN PRICES CAN HARM US FINANCIALLY AND HURT OUR ABILITY TO GROW.

     Our revenue, profitability and cash flow depend upon the prices and demand for oil and natural gas. The markets for oil and natural gas are very volatile, as evidenced by the recent volatility in natural gas prices in response to the war between the United States and Iraq. The changes in oil and natural gas prices have a significant impact on the value of our reserves and a decline in prices could cause a write-down of our oil and gas properties, which would negatively affect our net income.

OUR CONTROLLING STOCKHOLDER STILL HOLDS A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK.

     Although between November 2002 and March 2003 affiliates of the Texas Pacific Group have sold approximately 37% of the Denbury common stock that they owned, they still beneficially own approximately 32% of our outstanding common stock. Texas Pacific Group representatives currently hold three of eight seats on our board of directors. As a result of this ownership and provisions of our certificate of incorporation and bylaws, the Texas Pacific Group has historically had the effective ability to elect all our directors and to control our business and affairs, including decisions with respect to the acquisition or disposition of assets, the future issuance of our common stock or other securities, dividend policy and decisions with respect to our drilling, operating and acquisition expenditure plans.

OIL AND NATURAL GAS DRILLING AND PRODUCING OPERATIONS INVOLVE VARIOUS RISKS.

     Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Operating and developing oil and natural gas properties involves a number of inherent risks, including the risk of personal injury, environmental contamination or loss of wells. In addition, our drilling operations may be curtailed, delayed or canceled as a result of other factors, including title problems, adverse weather conditions, and compliance with environmental and other governmental requirements. We may not be able to insure against all of these risks.

A FAILURE TO ACQUIRE PRODUCING PROPERTIES ON A PROFITABLE BASIS IN THE FUTURE MAY SIGNIFICANTLY AFFECT OUR PROFITABILITY AND GROWTH.

     Our significant growth in recent years is attributable in significant part to our acquiring producing properties. Our ability to continue to make successful acquisitions is influenced by many factors beyond our control.

ESTIMATING OUR RESERVES, PRODUCTION AND FUTURE NET CASH FLOW IS DIFFICULT TO DO WITH ANY CERTAINTY.

     Estimates of our proved developed oil and natural gas reserves and the resulting future net revenues contained in this prospectus and elsewhere are based on a number of uncertainties. A drop in prices or estimated production volumes could materially adversely affect our revenues, profitability and financial health.

OUR LEVEL OF INDEBTEDNESS MAY ADVERSELY AFFECT OPERATIONS AND LIMIT OUR GROWTH.

     We make, and will continue to make, substantial capital expenditures to acquire, develop, produce, explore and abandon our oil and natural gas reserves. Our bank borrowing base is adjusted at the banks' discretion and is based in part upon external factors over which we have no control. Further, our cash flow from operations is highly dependent on the prices that we receive for oil and natural gas. Any decrease in our revenues, as a result of lower oil or gas prices or otherwise, could limit our ability to replace reserves or maintain production at current levels. If our cash flow from operations drops significantly, we may be unable to find additional debt or equity financing.

SHORTAGES OF OIL FIELD EQUIPMENT, SERVICES AND QUALIFIED PERSONNEL COULD REDUCE OUR CASH FLOW AND ADVERSELY AFFECT RESULTS OF OPERATIONS.

     Our ability to conduct operations in a timely and cost effective manner depends on the availability of supplies, equipment and personnel. The oil and gas industry is cyclical and experiences periodic shortages of drilling rigs and other equipment, tubular goods, supplies and experienced personnel. Shortages can delay operations and materially increase operating and capital costs.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO FIND, DEVELOP OR ACQUIRE ADDITIONAL OIL AND NATURAL GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

     Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production. This would lead to lower production and cash flow.

OUR PRODUCTION WILL DECLINE IF OUR ACCESS TO SUFFICIENT AMOUNTS OF CARBON DIOXIDE IS LIMITED.

     The crude oil production from our tertiary recovery projects depends on our having access to sufficient amounts of carbon dioxide (CO(2)). Our ability to produce this oil would be hindered if our supply of CO(2) were limited due to problems with our current CO(2) producing wells and facilities, including compression equipment, or catastrophic pipeline failure. Our anticipated future production growth is also dependent on our ability to increase the production volumes of CO(2). If our crude oil production were to decline, it could have a material adverse effect on our financial condition and results of operations.

OUR USE OF HEDGING ARRANGEMENTS COULD RESULT IN FINANCIAL LOSSES OR REDUCE OUR INCOME.

     To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements expose us to risk of financial loss in some circumstances, including when:

     - production is less than expected;

     - the counter-party to the hedging contract defaults on its contract obligations (as was the case with respect to our hedges placed in 2001 with an Enron subsidiary as counter-party, which resulted in our suffering a loss); or

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas.

THE LOSS OF MORE THAN ONE OF OUR LARGE OIL AND NATURAL GAS PURCHASERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

     For the year ended December 31, 2002, two purchasers each accounted for more than 10% of our oil and natural gas revenues and in the aggregate for 25% of these revenues. We would not expect the loss of any single purchaser to have a material adverse effect upon our operations. However, the loss of a large single purchaser could potentially reduce the competition for our oil and natural gas production, which in turn could negatively impact the prices we receive.

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. Forward-looking statements use forward-looking terms such as "believe," "expect," "may," "intend," "will," "project," "budget," "should" or "anticipate" or other similar words. These statements discuss "forward-looking" information such as:

     - anticipated capital expenditures and budgets;

     - future cash flows and borrowings;

     - pursuit of potential future acquisition or drilling opportunities; and

     - sources of funding for exploration and development.

     These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks, including the following:

     - fluctuations of the prices received or demand for oil and natural gas;

     - uncertainty of drilling results, reserve estimates and reserve replacement;

     - operating hazards;

     - acquisition risks;

     - availability and deliverability of CO(2);

     - unexpected substantial variances in capital requirements;

     - environmental matters; and

     - general economic conditions.

     Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002.

     When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

                                  THE COMPANY

     We are an independent oil and natural gas company engaged in acquisition, development and exploration activities in the U.S. Gulf Coast region. We are the largest producer of oil and natural gas in Mississippi and have significant operations onshore Louisiana and in the offshore Gulf of Mexico. Our strategy is to increase the value of our properties in our core areas through a combination of acquisitions, exploitation, drilling and proven engineering extraction processes, including secondary (waterflood) and tertiary (carbon dioxide or CO(2) injection) recovery techniques.

     We believe that CO(2) flooding is the most efficient tertiary recovery mechanism for crude oil. Our ownership of critical CO(2) assets, our dominant position as the largest producer in Mississippi and our inventory of prospects have positioned us to increase our reserves there at attractive finding costs. In our CO(2) operations in Mississippi, we believe that there are significant additional reserves in fields controlled by us along our CO(2) pipeline in addition to our proved reserves in this area.

     We have a well-balanced portfolio of development, exploitation and exploration projects, including long-lived oil and shorter-lived natural gas properties. We operate our largest fields, which gives us a significant advantage through being able to control our cost structure and the timing of major operational decisions. A key to our growth has been our strategy of exploitation and development of acquired properties, with a goal of doubling the reserves in place at the time of acquisition.

     As of December 31, 2002, we had estimated proved reserves of 130.7 MMBOE, with a PV-10 Value of $1.426 billion. Of these proved reserves, 66% are proved developed and 25.6% are natural gas. Our first quarter

2003 average production was 36,093 BOE/d, which was 54% oil and 46% natural gas. From 2000 to 2002, we had a 20% compounded annual growth rate in net asset value per share, based on the year-end PV-10 Value of our proved reserves using constant prices of $25.00 per barrel of oil and $4.00 per mcf of natural gas in each period. We are continuing to focus upon growth in our net asset value per share, principally through debt reduction and increases in our reserve value using constant prices.

     We manage our operations and financial resources conservatively to enable us to execute our business plan over the entire commodity price cycle. Our goal is to maintain a ratio of debt to operating cash flow of not more than approximately 2.0 to 1.0. We hedge a portion of our commodity price risk to help protect a base level of cash flow for budgeted capital expenditures and projected economics of properties we acquire.

     Our principal executive office is located at 5100 Tennyson Parkway, Suite 3000, Plano, Texas 75024 and our telephone number is 972-673-2000.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of common stock by the selling shareholders. The selling shareholders will receive all net proceeds from the sale of shares of our common stock offered in this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of June 30, 2003, we are authorized to issue up to 125,000,000 shares of stock, including up to 100,000,000 shares of common stock, par value $.001 per share, and up to 25,000,000 shares of preferred stock, par value $.001 per share. As of June 30, 2003, we had 53,973,381 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had approximately 7,209,178 shares of common stock reserved for issuance to cover the granting or exercising of options under our option plan, or in connection with other awards under various employee or director incentive and compensation plans. As of June 30, 2003, a total of 5,556,262 stock options were outstanding under our option plan.

     The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our certificate of incorporation, bylaws, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

COMMON STOCK

     Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. As of June 30, 2003, the Texas Pacific Group held approximately 32% of our outstanding common stock.

     Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. Denbury has never declared a cash dividend and intends to continue its policy of using retained earnings for expansion of its business.

     Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

     Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus will also be fully paid and non-assessable.

     No Preemptive Rights. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock.

     Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "DNR." Any additional common stock we issue will also be listed on the NYSE and any other exchange on which our common stock is then traded.

PREFERRED STOCK

     Our board of directors can, without approval of our shareholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series. Our Certificate of Incorporation requires that the decision to create a series of preferred stock must be made by no fewer than 2/3 of the members of the board of directors. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in a prospectus supplement, including the following terms:

     - the series, the number of shares offered and the liquidation value of the preferred stock;

     - the price at which the preferred stock will be issued;

     - the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     - the liquidation preference of the preferred stock;

     - the voting rights of the preferred stock;

     - whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     - whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

     - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or incorporate it by reference.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

     Any preferred stock will, when issued, be fully paid and non-assessable.

                              SELLING SHAREHOLDERS

     As of June 30, 2003, the selling shareholders, which are all affiliates of the Texas Pacific Group, are holders of 17,274,314 shares of our common stock, or approximately 32% of our outstanding common stock. Texas Pacific Group representatives currently hold three of eight seats on our board of directors and it is our largest shareholder. As a result of their stock ownership and provisions of our certificate of incorporation and bylaws, the Texas Pacific Group has historically had the effective ability to elect all our directors and to control our business and affairs.

     The following table sets forth information concerning ownership of our issued and outstanding common stock as of June 30, 2003 by each selling shareholder. As of June 30, 2003, there were approximately 53,973,381 shares of our common stock issued and outstanding. Also shown below is information on the selling shareholders' ownership of our issued and outstanding common stock after sale of all the shares offered hereunder.

                                                                                        SHARES OWNED
                                                                                      IMMEDIATELY AFTER
                                               SHARES OWNED AS OF                        SALE OF ALL
                                                 JUNE 30, 2003                          SHARES TO BE
                                            ------------------------                       OFFERED
                                                         PERCENT OF    SHARES TO BE   -----------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)       SHARES     OUTSTANDING     OFFERED      SHARES    PERCENT
---------------------------------------     ----------   -----------   ------------   -------   -------
TPG Partners, L.P.........................   5,023,167       9.3%        5,023,167       --       0%
TPG Parallel I, L.P.......................     500,596         *           500,596       --       0%
TPG Investors II, L.P.....................   1,044,325       1.9%        1,044,325       --       0%
TPG Parallel II, L.P......................     683,225       1.3%          683,225       --       0%
TPG Partners II, L.P......................  10,011,721      18.6%       10,011,721       --       0%
TPG 1999 Equity Partners II, L.P..........      11,280         *            11,280       --       0%
                                            ----------      ----        ----------     ----       --
Texas Pacific Group Totals................  17,274,314      32.0%       17,274,314       --       0%
                                            ==========      ====        ==========     ====       ==

---------------

 *  Less than one percent

(1) TPG Advisors, Inc. is the sole general partner of TPG GenPar, L.P., which in turn is the sole general partner of TPG Partners, L.P. and TPG Parallel I, L.P. TPG Advisors II, Inc. is the sole general partner of TPG 1999 Equity Partners II, L.P. and TPG GenPar II, L.P., which in turn is the sole general partner of TPG Investors II, L.P., TPG Parallel II, L.P., and TPG Partners II, L.P. Messrs. David Bonderman, a former director of Denbury, James Coulter and William Price, a director of Denbury, are the sole directors and shareholders of TPG Advisors, Inc. and TPG Advisors II, Inc. The address for all of the selling shareholders listed above is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

     The selling shareholders are not obligated to sell the shares offered under this prospectus and may choose not to sell any of the shares or only a portion of the shares. SEC rules, however, require that we assume that the selling shareholders sell all of the shares being offered hereunder.

     The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

     - the names of the selling shareholders;

     - the number of shares of common stock held by each of the selling shareholders;

     - the percentage of the outstanding common stock held by each of the selling shareholders; and

     - the number of shares of common stock offered by each of the selling shareholders.

     In April 1999, we entered into a registration rights agreement with the Texas Pacific Group covering all 27,274,314 shares of our common stock that the Texas Pacific Group then owned. The agreement provides the Texas Pacific Group both demand and piggyback registration rights. Under the agreement, the Texas Pacific Group has the demand right to cause us to file up to four registration statements. To date, the Texas Pacific

Group has exercised two demands to be included in a shelf registration, one of which is currently available for this offering. The Texas Pacific Group's remaining demand rights expire on April 21, 2007, and are subject to black-out periods. Under the registration rights agreement, we cannot grant any registration rights to any other person on terms more favorable than those granted to the Texas Pacific Group.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell the common stock offered by this prospectus and applicable prospectus supplements:

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any such methods of sale.

     Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

     The applicable prospectus supplement relating to the common stock will set forth:

     - their offering terms, including the name or names of any underwriters, dealers or agents;

     - the purchase price of the common stock and the proceeds to us from such sale;

     - any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

     - any securities exchanges on which the common stock may be listed.

     If underwriters or dealers are used in the sale, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

     - at a fixed price or prices which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the common stock will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the common stock if any is purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Common stock may be sold directly by the selling shareholders or through agents designated by the selling shareholders from time to time. Any agent involved in the offer or sale of the common stock in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by the selling shareholders to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, the selling shareholders will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase common stock from the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the selling shareholders to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     Certain persons participating in any offering of common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of common stock than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the common stock sold for their account may be reclaimed by the syndicate if such common stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled "Plan of Distribution" or "Underwriting" in the applicable prospectus supplement.

                                 LEGAL OPINIONS

     Jenkens & Gilchrist, A Professional Corporation, will issue an opinion for Denbury regarding the legality of the common stock offered by this prospectus and applicable prospectus supplement. If the common stock is being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from Denbury's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002 and June 30, 2003 and 2002 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and incorporated by reference herein (which reports include an emphasis paragraph regarding the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Retirement Obligations"), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by DeGoyler and MacNaughton as of December 31, 2002, 2001 and 2000, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

                                9,274,314 Shares

                            [DENBURY RESOURCES LOGO]

                             DENBURY RESOURCES INC.

                                  Common Stock

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                 March 22, 2004
                          ---------------------------

                                LEHMAN BROTHERS

LOGO